THE STEPHAN CO.
1850 WEST McNAB ROAD
FORT LAUDEDALE, FL  33309





THE STEPHAN CO. ANNOUNCES RECEIPT OF AMEX WARNING LETTER


Ft. Lauderdale, FL, April 26, 2005 -- The Stephan Co. (AMEX: TSC) (the "Company") announced today that on April 20, 2005, the Company received notification from the American Stock Exchange ("AMEX") that the failure to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as required by Sections 134 and 1101 of the AMEX Company Guide, is a material violation of our listing agreement with the AMEX. Pursuant to Section 1003(d) of the above referenced Company Guide, the Company is subject to suspension of trading and possibly, delisting.

In accordance with the AMEX letter, the Company must submit a plan by May 4, 2005, advising the AMEX of actions taken, or to be taken, to bring the Company into compliance with all continued listing standards (specifically, at this time, the holding of an annual meeting of stockholders and the filing of the Annual Report on Form 10-K) by May 31, 2005.

The Company intends to submit a plan by May 4, 2005 and will keep its stockholders informed of any developments as the situation warrants.

*     *     *

The Stephan Co. is engaged in the manufacture, distribution, and marketing of personal and hair care products.

Statements contained in this news release not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this News Release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company's actual results to differ materially from such forward-looking statements.

These risks and uncertainties include, without limitation, appropriate valuation of the Company's assets, demand for the Company's products, competition from larger and/or more experienced suppliers of personal and hair care products, the Company's ability to continue to develop its markets, general economic conditions, governmental regulation, and other factors that may be more fully described in the Company's literature and periodic filings with the Securities and Exchange Commission.


AMERICAN STOCK EXCHANGE
SYMBOL - TSC